Exhibit 16.1

February 29, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 8-K for the event that occurred on February 29, 2024 to be filed by WWC’s former client IT Tech Packaging, Inc. (the “Company”). WWC does not disagree with the Company’s statements regarding WWC contained in the Form 8-K filing.

WWC has no basis to agree or disagree with any other part of the Form 8-K that pertains to statement not related to WWC.

Very truly yours,

WWC, P.C.

Certified Public Accountants